Exhibit 10.6

DEMAND PURCHASE AGREEMENT

This Demand Purchase Agreement (the “Agreement”) dated September 3, 2008 is between and among Microgy Holdings LLC (“Microgy”), Environmental Power Corporation (“EPC”), Wells Fargo Bank, National Association (the “Trustee”), and the bondholders signatory hereto (the “Bondholders”).

The Bondholders are owners of $62,425,000 aggregate principal amount of California Statewide Communities Development Authority Environmental Facilities Revenue Bonds (Microgy Holdings Project) Series 2008A (the “Bonds”).

The Loan Agreement dated as of August 1, 2008 between Microgy and California Statewide Communities Development Authority (“CSCDA”) provides in Section 3.03 that funds may not be drawn from the Construction Fund held by the Trustee under the Trust Indenture dated as of August 1, 2008 between CSCDA and the Trustee relating to the Bonds unless certain conditions are met on or before June 30, 2009.

The parties agree as follows:

1. In the event the Bondholders and the Trustee do not receive, on or before June 30, 2009, a certificate of the Company that the conditions in Section 3.03(g)(ii), (iv) and (v) of the Loan Agreement have been satisfied, the Bondholders may require the Company to purchase all but not less than all of their Bonds at a price of par plus accrued interest to the purchase date (the “Demand Purchase”).

2. To exercise the Demand Purchase, Bondholders holding a majority in principal amount of the Bonds (the “Majority Bondholders”), by written notice on or before July 31, 2009 to the Company, EPC, the Trustee and the other Bondholders, if any, shall demand purchase of all of the Bonds. The Majority Bondholders shall provide evidence of their status as Majority Bondholders as of the date of such written notice.

3. If demand for the Demand Purchase is made, the Company shall purchase the Bonds on the date selected by the Majority Bondholders.

Written notice of the date for such purchase shall be provided by the Majority Bondholders to the Trustee and the Company not less that five days before the date fixed for purchase.

Upon receipt of notice to the Trustee regarding the Demand Purchase by the Majority Bondholders, the Trustee shall, at the direction of the Majority Bondholders, take all funds within the Trustee Estate, and place such funds in an account held by the Trustee outside of the Indenture for the sole and exclusive benefit of the Bondholders pending the redemption. Such funds shall be deposited into the Wells Fargo Advantage Government Fund Institutional Class. By its execution hereof, the Company acknowledges that it has no contingent interest in these funds and that the funds are solely the property of the Bondholders. In the event the Company funds the Demand Purchase of the Bonds by the purchase date, the Trustee will (i) return the aforementioned funds to the Trust Estate and the applicable accounts and (ii) pay any interest earned on such funds to the Company. In the event the Company does not fund the Demand Purchase of the Bonds by the purchase date, any interest earned on funds held in the Wells Fargo Advantage Government Fund Institutional Class will be payable to the Bondholders.

Payment shall be in immediately available funds against delivery of the Bonds through the facilities of DTC.

4. If the Company does not purchase the Bonds, the Company will be deemed to have abandoned the California Project and the Trustee shall, upon receipt of a certificate of the Majority Bondholders that the Bonds have not been purchased pursuant to the Demand Purchase, (i) treat such certificate as a Certificate of Abandonment under Section 3.05 of the Loan Agreement, (ii) immediately call the Bonds for redemption pursuant to Section 9.1(c)(ii) of the Indenture, and (iii) by written notice to EPC, demand that it immediately reimburse to the Trustee the amounts drawn from the Costs of Issuance Fund as provided in paragraph 6 of this Agreement.

5. No later than August 31, 2009, EPC will contribute to the Bond Fund under the Indenture, for application in connection with the redemption described in Section 5, an amount of cash equal to the amount of Bond Proceeds withdrawn from the Costs of Issuance Fund.

6. Notices hereunder shall be given in writing by overnight courier or facsimile with receipt confirmed, to the following addresses (or such other address as a party may provide by notice to all other parties):

If to the Company:

Microgy Holdings, LLC

c/o Environmental Power Corporation

120 White Plains Road, 6th Floor

Tarrytown, New York 10591

Attention: Richard E. Kessel

Fax #: (914)631-1436

If to EPC:

Environmental Power Corporation

120 White Plains Road, 6th Floor

Tarrytown, New York 10591

Attention: Richard E. Kessel

Fax #: (914)631-1436

If to the Trustee:

Wells Fargo Bank, National Association

4 Penn Center, Suite 810

1600 JFK Boulevard

Philadelphia, Pennsylvania 19103

Attention: Corporate Trust Services Group

Fax #:(215) 861-9440

If to the Bondholders:

At the address set forth below the name of

such Bondholder on the signature page hereof

7. This Agreement with be governed by Delaware law without regard to its law of conflicts of law.

8. This Agreement is the sole agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or negotiations, whether oral or written, of the parties. This Agreement may be modified only by an instrument in writing signed by the party against which enforcement is sought.

9. This Agreement is binding on the parties and the successors and assigns of the Trustee and each of the Bondholders. This Agreement may not be assigned by the Company or EPC except by operation of law or with the consent of the holders of a majority in principal amount of the Bonds.

10. This Agreement may be executed in any number of counterparts.

11. This Agreement shall be of no force and effect following the first drawing of funds from the Construction Fund under the Indenture.

12. The Company, EPC and the Bondholders hereby agree to indemnify and hold the Trustee and its directors, officers, agents, and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out of pocket, incidental expenses, legal fees and expenses, and the allocated costs and expenses of in-house counsel and legal staff (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under this Agreement. The Trustee shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Trustee’s negligent or willful misconduct was the primary cause of any Losses. In addition to the immediately preceding sentence, the Company, EPC and the Bondholders also agree to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Agreement. Any indemnity on the part of the Bondholders in favor of the Trustee shall be joint and not several; shall be limited by the principal amount of their holdings thereunder; shall be exercised only after the Trustee has applied any lien it has upon funds held by it under the Indenture, and shall be inapplicable for any actions adjudged to be negligent or caused by willful misconduct of the Trustee.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MICROGY HOLDINGS LLC

	By:	/s/ Michael E. Thomas

ENVIRONMENTAL POWER CORPORATION

	By:	/s/ Michael E. Thomas

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Marvin Kierstead

BONDHOLDERS:

By:	By:

Address:	Address:

By:	By:

Address:	Address:

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